EX 23

Form 11-K for 2005

File No. 1-8610

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-99359) pertaining to AT&T PAYSOP (formerly SBC PAYSOP) of our report dated June 20, 2006, with respect to the financial statements and supplemental schedules of AT&T PAYSOP included in this Annual Report (Form 11-K) for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP

San Antonio, Texas

June 23, 2006